Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-102385 and Registration Statement No. 333-100656 on Forms S-8 and Registration Statement No. 333-114749 of Dick’s Sporting Goods, Inc. and subsidiaries on Form S-3 of our reports dated March 28, 2005, relating to the consolidated financial statements and financial statement schedules of Dick’s Sporting Goods, Inc. and subsidiaries and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dick’s Sporting Goods, Inc. and subsidiaries for the fiscal year ended January 29, 2005.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
March 31, 2005